Exhibit 10.2

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 23, 2005, is entered into among FBO Air, Inc. ("FBO"), Airborne, Inc. (the "Company"), and John Dow ("Executive").

                                    Recitals

      WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth below.

      THEREFORE, the parties agree as follows:

      1. Employment Duties. During the Term (as defined in paragraph 2 below), the Company will employ Executive as the Office of the Chief Executive of the Company. Executive will devote substantially all of his business time and attention to the performance of his duties under this Agreement. Executive shall have the duties, rights and responsibilities normally associated with his position with the Company, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the Chairman or Chief Executive Officer of the Company or the Board of Directors of the Company. If the Executive is elected as a director of FBO, Executive shall act as a director of FBO without any compensation other than that provided for in paragraph 3. Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to the current or anticipated future business of the Company, in a manner consistent with the best interest of the Company and with his duties under this Agreement. As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments of a personal nature.

      2. Term. The term of Executive's employment under this Agreement (the "Term") will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the third anniversary of the date hereof; provided, however, that this Agreement will automatically renew for additional one-year periods unless either party gives written notice to the other not to extend the Term not less than 90 days prior to the then next upcoming expiration date.


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      3. Salary and Bonus.

      a. Salary. During each year of the Term, Executive will receive a salary at the annual rate of $150,000 (the "Base Salary"). The Base Salary shall be payable in equal monthly installments. The Board of Directors of the Company may increase such salary at any time and from time to time.

      b. Bonus. In addition to Base Salary, the Executive shall be guaranteed an annual incentive bonus payment of $100,000 which amount shall be payable in equal monthly installments upon execution of this agreement. In addition to the annual incentive bonus, the Executive shall be entitled to an annual performance bonus payable within 120 days after the end of each year ended December 31 in an amount which shall be determined in the sole discretion of the Board of Directors taking into account such factors concerning the performance of the Company and Executive and Executive's overall compensation level as shall be determined by the Board of Directors. The primary criteria for the amount of the performance bonus will be the operating results of the Division. The amount of the performance bonus shall be determined in the sole discretion of the Board of Directors and Executive shall not be entitled to any performance bonus unless and until such performance bonus is approved by the Board of Directors.

      4. Fringe Benefits. In addition to the other compensation payable pursuant to this Agreement, during the Term:

      a. Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical and life insurance, as are generally made available from time to time to senior management employees and executives of the Company and to participate in any pension, profit-sharing, stock option or similar plan or program established from time to time by the Company for the benefit of its senior management employees, provided, that such benefits, perquisites and plans shall be at the same level or better, in the aggregate, than those made available generally to similarly situated employees of FBO, or Executive shall be entitled to receive such benefits from FBO rather than the Company. Without limiting the generality of the foregoing, the Company agrees to
(i) pay premium expenses on behalf of Executive and family for medical, dental and vision insurance coverage; (ii) provide an automobile, insurance, maintenance and fuel to Executive; (iii) provide and pay for term life insurance insuring the life of Executive during the term of this Agreement in the amount of One Million Dollars ($1,000,000.00), with one-half (1/2) of the proceeds thereof directed to such beneficiary or beneficiaries as Executive may from time to time appoint and one-half (1/2) the proceeds thereof directed to the Company; and (iv) arrange and pay for a complete executive physical examination every year, provided, however, that the results of the physical examination shall be made known to the Company as well as to Executive.


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      b. Vacation. The Executive shall be entitled each year to a vacation of three (3) weeks, during which time his compensation shall be paid in full. Each vacation shall be taken at such time as to minimize its affect on the operations of the Company.

      c. Business Expenses. The Company will pay or reimburse Executive for all business-related expenses incurred by Executive in the course of his performance of duties under this Agreement, subject to the procedures established by the Company from time to time with respect to incurrence, substantiation, reasonableness and approval.

      d. Stock Options. Executive shall be entitled to receive an Option to purchase shares of FBO's Common Stock, par value $0.001 per share (the "Common Stock"), as follows:

            250,000 shares on the date hereof;
            250,000 shares on the first anniversary of the date hereof; and 250,000 shares on the second anniversary of the date hereof.

            The per share price will be the fair market value of the Common Stock as of the close of business on the day immediately preceding each respective grant date (as determined for options granted to officers of FBO or pursuant any stock option plan adopted by FBO) and will vest at the time of the issuance. The executive will have five years to acquire the stock from the date of issuance. So long as it may be done lawfully, the manner of acquisition of stock shall be structured as to minimize adverse tax consequences to Executive.

            Additional options may be granted by Compensation Committee of the Board of Directors of FBO at its discretion.

      5. Termination of Employment.

      a. Death and Disability. Executive's employment under this Agreement will terminate immediately upon his death and upon 30 days' prior written notice given by the Company in the event Executive is determined to be "permanently disabled" (as defined below).

      b. For Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as defined below), upon providing Executive 30 days' prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive's receipt thereof unless Executive cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period; provided, however, that the termination for "Cause" under subparagraphs 5(f)(ii)(B)-(F) thereof shall be effective immediately upon the giving of the notice of termination and may not be cured by any act or event.


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      c. For Good Reason. Executive may terminate his employment under this
Agreement for "Good Reason" (as defined below) upon providing the Company 30 days' prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Company's receipt thereof, unless the Company cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period.

      d. Without Cause. The Company may terminate Executive's employment under this Agreement without "Cause" at any time upon ten (10) days written notice to the Executive.

      e. Change of Control. Notwithstanding anything to the contrary, the Company or Executive may terminate this Agreement upon ten (10) days' notice to the other party upon the occurrence of a "Change of Control" (as defined below).

      f. Definitions. For purposes of this Agreement:

            (i) Executive will be deemed "permanently disabled" if he becomes unable to discharge his normal duties as contemplated under this Agreement for at least eight aggregate weeks during any four-month period as a result of incapacity due to mental or physical illness as determined by a physician acceptable to Executive and the Company and paid by the Company, whose determination will be final and binding. If Executive and the Company are unable to agree on a physician, Executive and the Company will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

            (ii) "Cause" means either (A) a breach by Executive of any material provisions of this Agreement, but only if, after notice provided in subparagraph
(b) above, Executive fails to cure such breach; (B) conviction of a felony offense, whether or not such offense was committed in connection with the Company's business; (C) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, or any actual or constructive fraud; (D) gross neglect of duty and/or willfully engaging in gross misconduct materially and demonstrably injurious to the Company; (E) at any time during employment at the Company, imparting confidential information, whether proprietary or non-proprietary, to any person other than (i) an authorized employee of the Company; or (ii) as required by law, or (iii) as part of a privileged communication to an attorney; or (F) receiving, during the term of this Agreement, compensation, income, anything of value, or a future interest in or future entitlement to compensation, income or a thing of value, from any person or entity who or which is engaged in the same or substantially the same business as the Company in the same product, service or geographical market, except stock dividends and/or capital gains from passive investments in financial institutions by Executive made in the ordinary course of business and as part of Executive's investment portfolio.


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            (iii) "Good Reason" means a breach by the Company of any of its material obligations under this Agreement, but only if after expiration of the 30-day notice period provided in subparagraph (c) above, the Company fails to cure such breach.

            (iv) "Change of Control" means the occurrence of:

                  (a) the sale by FBO of all or substantially all of its assets to a single purchaser or to a group of associated purchasers;

                  (b) the merger or consolidation of FBO in a transaction in which the stockholders of FBO receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation; or

                  (c) the sale, exchange, or other disposition, in one transaction, of at least two-thirds (2/3) of the outstanding shares of FBO.

      6. Benefits upon Termination.

      a. Termination with Cause or Resignation. Upon termination of Executive's employment by the Company for Cause or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above) during the Term, the Company will remain obligated to pay Executive only the unpaid portion of his Base Salary and benefits to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination. In addition to whatever other rights or remedies the Company may have at law or in equity, all stock options held by Executive, whether vested or unvested as of the date of termination, shall immediately expire on the date of termination and all unvested stock-based grants shall immediately expire and all unpaid bonuses shall be forfeited.

      b. Termination without Cause or for Good Reason. Upon termination of Executive's employment (x) by the Company without Cause or (y) by Executive for Good Reason, Executive will be entitled to the benefits provided below, subject to signing by Executive of a general release of claims in a form satisfactory to the Company:

            (i) In such event, the Executive shall be paid his Base Salary up to the date of termination, and in addition, there shall be paid to the Executive on the date of termination a severance allowance equal to one times then applicable Base Salary (less all amounts required to be withheld and deducted).


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            (ii) Further, the Company acknowledges that any incentive Bonus due
Executive shall be paid on a pro-rated basis; that any issued but non-vested Options shall be terminated; and that benefits under paragraph 4(a) shall continue for a period of six (6) months from the end of the month of termination.

Notwithstanding anything herein to the contrary, the Company shall not terminate Executive's employment without Cause during the initial 3-year Term of this Agreement; provided, however, that the Company may terminate Executive without Cause during any renewal period and may elect not to renew the Term.

      c. Termination Upon Death or Permanent Disability. Upon termination of Executive's employment upon Executive's death or permanent disability, Executive or Executive's estate will be entitled to the benefits provided below:

            (i) Base Salary up to the date of death or termination; and

            (ii) Any incentive Bonus due Executive shall be paid on a pro-rated basis; and any issued but non-vested Options shall be terminated.

      d. Termination upon Change of Control. Upon termination of Executive's employment upon a Change of Control (x) by the Company or (y) by Executive within one (1) year after such Change of Control without Good Reason, Executive will be entitled to the benefits provided below, subject to signing by Executive of a general release of claims in a form satisfactory to the Company:

            (i) Executive shall be considered immediately and fully vested in any issued but non-vested Options;

            (ii) Executive shall be paid his Base Salary up to the date of termination, and in addition, there shall be paid to the Executive on the date of termination a severance allowance equal to one times then applicable Base Salary (less all amounts required to be withheld and deducted) and an amount equal to the incentive bonus paid to Executive in the immediately preceding year; and

            (iii) Executive shall continue to be covered by all non-cash benefit plans of the Company except for the retirement plans or retirement programs in which Executive participates or any successor plans or programs in effect on the date of such acquisition of control, for six (6) months thereafter; provided, however, that if during such time period Executive should enter into the employment of a competitor of the Company, his participation in such non-cash benefit plans would cease. In the event Executive is ineligible under the terms of such plans to continue to be so covered, the Company shall provide substantially equivalent coverage through other sources.


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      e. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

      f. Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Company without Cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

      7. No Solicitation; Confidentiality; Competition; Cooperation

      a. During the Restricted Period (defined below), neither Executive nor any Executive-Controlled Person (defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person or entity that it employ or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive or employee of the Company or of any of its affiliates. As used in this Agreement, the term "Executive-Controlled Person" shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

      b. Executive acknowledges that, through his status as an officer of the Company, he has, and will have, possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of marketing and operating strategies, acquisition, leasing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. Executive agrees that all such knowledge and information constitutes a vital part of the business of the Company and its affiliates and is by its nature trade secrets and confidential information proprietary to the Company and its affiliates (collectively, "Confidential Information"). Executive agrees that he shall not, so long as FBO or the Company remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the Company or any of its affiliates.


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      c. All memoranda, notes, notebooks, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, portable computers and the like, on microfiche, disk or by any other means, made or compiled by or on behalf of Executive or made available to him relating to the Company are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with the Company.

      d. During the Non-Competition Period, neither Executive nor any Executive-Controlled Person will (i) render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business substantially providing services similar to those of FBO in the Restricted Area (such activities being herein called the "Company Business"). During the Non-Competition Period, Executive shall not, without the prior written consent of the Company, hold an equity interest in any firm, partnership or corporation which competes with Company Business, except that beneficial ownership by Executive (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less than five (5%) percent of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as Company Business, if such stock is listed on a national securities exchange or publicly traded in the over-the-counter market, shall not constitute a breach of the covenants contained in this paragraph 7.

      e. (i) As used in this Agreement, "Restricted Period" shall mean the term of employment and twelve (12) months following Executive's termination of employment for any reason.

            (ii) As used in this Agreement, "Non-Competition Period" shall mean the term of employment and twelve (12) months following Executive's termination of employment, unless the termination is (A) by the Company without Cause (other than at the expiration of the Term), or (B) by the Executive for Good Reason.

            (iii) As used in this Agreement "Restricted Area" shall mean any county in any of the States of the United States in which FBO's business is being conducted at the time of termination.

      f. Following Executive's termination of employment, Executive will cooperate with the Company, its executives, counsel and other professional advisors (i) to the extent reasonably possible with respect to the consummation of matters that were in progress at the time of Executive's termination of employment and (ii) with respect to any litigation or regulatory matters arising out of or related to the business, operations, or personnel of the Company (including participation in depositions, hearings and trials, as and if deemed necessary or appropriate by the Company, execution of appropriate affidavits and participation in interviews with Company counsel). The Company shall compensate Executive on a reasonable basis for any services provided by Executive pursuant to this paragraph 7(f).


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      g. The provisions contained in this paragraph 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this paragraph 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

      h. Executive agrees that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company. Executive further covenants and agrees that if he shall violate any of his covenants under this paragraph 7, the Company shall not be obligated to make any payments or provide any benefits provided in paragraph 6 and the Company shall be entitled to recover any amounts previously paid pursuant to paragraph 6. Such a remedy shall, however, not be exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. Accordingly, Executive agrees that he shall reimburse the Company for any reasonable attorneys' fees and expenses that the Company might incur in enforcing this paragraph 7 if it is judicially determined that Executive has breached this paragraph 7.

      8. Indemnification. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a director, officer or employee of the Company. Indemnification under this paragraph 8 shall be in addition to, and not in substitution of, any other indemnification by the Company of its officers and directors.

      9. Miscellaneous.

      a. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.


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      b. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

      c. The rights and obligations of the Company under this Agreement inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Company.

      d. Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, or sent by overnight courier service addressed to each of the parties hereto at such address or addresses as each party shall provide from time to time in writing to the other. Initially such notices shall be sent,

            If to Executive:

            If to Company:
                  FBO Air, Inc., 101 Hangar Road, Avoca, Pennsylvania 18641.

      e. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

      f. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS.

      g. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.


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      h. In the event of any dispute arising out of the subject matter of the
Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorney's fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing the Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

      i. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                                FBO AIR, INC.


                                By: /s/ Ronald J. Ricciardi
                                    --------------------------------------------
                                    Name: Ronald J. Ricciardi
                                    Title: President and Chief Executive Officer


                                AIRBORNE, INC.


                                By: /s/ Ronald J. Ricciardi
                                    --------------------------------------------
                                    Name: Ronald J. Ricciardi
                                    Title: Chairman


                                /s/ John Dow
                                ------------------------------------------------
                                John Dow


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